Exhibit 10.5

NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

NETWORK AFFILIATE TRANSACTION AGREEMENT
This Network Affiliate Transaction Agreement (“Agreement”) dated as of Execution Date (as defined below), by and between Regal Cinemas, Inc., a Tennessee corporation (“Network Affiliate”), and National CineMedia, LLC, a Delaware limited liability company (“Provider”). Network Affiliate and Provider are each referred to herein as a “Party,” and, collectively, as the “Parties.”
WHEREAS, Network Affiliate and its Affiliates own and operate Theaters (as defined below) throughout the Territory (as defined below);
WHEREAS, Provider operates a digital content network and desires to advertise, promote and market certain Inventory (as defined below) at the Theaters throughout the Territory; and
WHEREAS, Network Affiliate desires to provide to Provider the exclusive right to advertise, promote and market certain Inventory at the Theaters throughout the Territory, pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
1.Definitions. In this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.
“Admission” means the entry by a customer or guest of Network Affiliate or its Affiliates into a Theater auditorium to view an Event for which Advertising Services are displayed, including a customer or guest who: (a) pays for such entry, (b) does not pay for such entry, and (c) enters the Theater auditorium to view an Event as part of a group booking.
“Advertising Services” means, collectively, the provision of the Preshow, the Postshow, the Platinum Spot, and the Gold Spot, if approved by Network Affiliate pursuant to Section 2.04.
“Affiliate” means, as to any entity, any other entity that is controlled by, controls, or is under common control with that entity. The term “control” (including the terms “controlled,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause direction of the management and policies of an entity.
“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.
“Competitive Beverages” means [***] (collectively, “Beverages”) other than Pepsi-Cola Beverages.
“Contract Year” means each twelve (12)-month period during the Term, commencing on the Effective Date.

“Effective Date” means the date on which the later is to occur of the entry of (a) the Provider Transaction Approval Order and (b) the Network Affiliate Transaction Approval Order.
“Equipment” means the Provider Equipment and the Network Affiliate Equipment, subject to change from time to time as contemplated by Section 3.07. The Equipment as of the Execution Date is identified in Schedule 1 of this Agreement.
“Event” means a feature film or a Digital Programming Event at which the Advertising Services are displayed.
“Execution Date” means June 3, 2023.
“Gold Spot” means one (1) spot of Inventory of a maximum of thirty (30) seconds for exhibition On-Screen directly prior to the fourth Trailer preceding the Event. For the avoidance of doubt, Provider shall not have the right to include a Gold Spot in the Advertising Services as of the Effective Date unless Network Affiliate approves in writing any request made by Provider pursuant to Section 2.04.
“Inventory” means On-Screen advertisements or other On-Screen promotional content.
“Media Center” means a secure central repository of Inventory that will be included in the Advertising Services.
“National Advertising” means advertising or promotional content campaigns that is sold on a national basis across all markets.
“Net Revenue” means, with respect to a specific advertising or promotional content campaign for which Provider recognizes revenue in a Contract Year, the excess of (a) the total amount received or receivable by Provider from third parties for such campaign in such Contract Year, less (b) [***].
“Network Affiliate Bankruptcy Cases” means the Chapter 11 cases of Cineworld Group plc and certain of its subsidiaries, including Regal Cinemas, Inc. pending in the United States Bankruptcy Court for the Southern District of Texas under the caption of In re Cineworld Group plc, et al., Case No. 22-90168 (MI) (Bankr. S.D. Tex.).
“Network Affiliate Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas in which the Network Affiliate Bankruptcy Cases are pending and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.
“Network Affiliate Marks” means the trademarks, service marks, logos, slogans and/or designs owned by Network Affiliate or any Affiliate, as may be modified from time to time, that are provided to Provider in connection with performance of this Agreement.
“Network Affiliate Rejected and Expired Theater Screen Count” means the number of cinema screens attributable to the Theaters that are subject to (a) those certain leases, the rejection of which has been approved by the Network Affiliate Bankruptcy Court from June 1, 2023 through the pendency of the Network Affiliate Bankruptcy Cases and (b) the leases that expire or are otherwise terminated from June 1, 2023 through the pendency of the Network Affiliate Bankruptcy Cases.
“Network Affiliate Revenue per Attendee” means, with respect to the applicable Contract Year, the aggregate Network Affiliate Attributable Revenue for such Contract Year,

divided by aggregate Admissions during such Contract Year. For illustrative purposes only, if Admissions for the applicable Contract Year are 115,000,000 and the Network Affiliate Attributable Revenue for the same Contract Year is $60,000,000.00, then the Network Affiliate Revenue per Attendee shall be approximately $0.52.
“Network Affiliate Transaction Approval Order” means the order entered by the Network Bankruptcy Court, in a form reasonably acceptable to Provider, which order shall not be stayed, authorizing Network Affiliate to enter into (a) this Agreement and the transactions contemplated herein and (b) the Termination Agreement and the transactions contemplated therein.
“Off-Screen Advertising” means any advertising at the Theaters other than advertising On-Screen or any other location within the four walls of an auditorium of a Theater.
“On-Screen” means on cinema screens at the Theaters.
“Pepsi-Cola Beverage Agreement” means the beverage supply agreement between Network Affiliate and PepsiCo under which PepsiCo provides Beverages, as defined in the Pepsi-Cola Beverage Agreement, to the Theaters.
“Pepsi-Cola Beverages” means all Beverages (including Beverages that are (a) pre-packaged, ready-to-drink bottles, cans or other factory-sealed containers and (b) sold through dispensers using fountain syrups) marketed under the trademarks or brand names owned or licensed for use by PepsiCo Sales, Inc. and Pepsi-Cola Advertising and Marketing, Inc. (collectively, “PepsiCo”); provided that if PepsiCo is no longer the beverage supplier with respect to a Theater, references throughout this Agreement to PepsiCo and Pepsi-Cola Beverages, respectively, with respect to such Theater shall be deemed to refer to the applicable replacement beverage supplier and beverages of such replacement beverage supplier, mutatis mutandis.
“Platinum Spot” means one (1) spot of Inventory for exhibition On-Screen to be displayed directly prior to the last two (2) Trailers of an Event, which may be either thirty (30) or sixty (60) seconds in length. Subject to Network Affiliate’s written approval pursuant to Section 2.04, two separate thirty (30) second spots may be displayed in the Platinum Spot location.
“Postshow” means a program of Inventory of ten (10) minutes in length for exhibition On-Screen beginning immediately at Showtime.
“Preshow” means a program of Inventory of five (5) minutes in length for exhibition On-Screen immediately prior to Showtime.
“Projector” means a projector system used to display a feature film or a Digital Programming Event and Inventory in the Theaters owned by Network Affiliate.
“Provider Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas in which the case for Provider under Chapter 11 of the Bankruptcy Code is pending and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.
“Provider Marks” means the trademarks, service marks, logos, slogans and/or designs owned by Provider or any Affiliate, as may be modified from time to time, that are provided to Network Affiliate in connection with performance of this Agreement.
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“Provider Transaction Approval Order” means the order entered by the Provider Bankruptcy Court, in a form reasonably acceptable to Network Affiliate, which order shall not be stayed, authorizing Provider to enter into (a) this Agreement and the transactions contemplated herein and (b) the Termination Agreement and the transactions contemplated therein.
“Showtime” means the advertised showtime of an Event.
“Software” means the proprietary software owned and/or licensed by Provider or its Affiliates which is installed on the Provider Equipment as of the Effective Date and, prior to the Effective Date, on the Network Affiliate Equipment, and used in connection with delivery of the Advertising Services.
“Termination Agreement” means that certain Joint Venture Termination and Settlement Agreement by and between Regal CineMedia Holdings, LLC, Network Affiliate, and Regal CineMedia Corporation, on the one hand, and Provider and National CineMedia, Inc., executed contemporaneously with the execution of this Agreement.
“Territory” means the fifty (50) states of the United States of America and the District of Columbia.
“Theater” means any theater owned by Network Affiliate or an Affiliate or any theater in which Network Affiliate or an Affiliate has a controlling interest or operational control in the Territory; excluding [***], until such time as these Theaters have the capabilities to receive and display the Advertising Services as currently delivered to at least ten percent (10%) Network Affiliate’s Theaters.
“Theater Management System” means the Network Affiliate theater system which manages distribution of content in the Theaters, which is currently Arts Alliance (and which may be replaced from time to time by Network Affiliate with at least ninety (90) days’ prior written notice to Provider).
“Third-Party Equipment” means equipment owned by a third party that is purchased by or licensed to Provider from a third party for the purposes of providing the Advertising Services to Network Affiliate. Third-Party Equipment shall be considered Provider Equipment for the purpose of this Agreement.
“Trailer” means a promotion secured by Network Affiliate for a feature film provided by the distributor of such feature film that is or is expected to be exhibited in theaters after the Postshow.
2.Scope of Advertising Services.
2.01    Provision of Advertising Services. Subject to the terms and conditions of this Agreement, as of the Effective Date and during the Term, Network Affiliate shall and hereby does, grant to Provider the exclusive right to provide, and Provider and its Affiliates shall provide Advertising Services at the Theaters in the Territory.
2.02    Exclusivity. Subject to Section 2.03(b), Network Affiliate and its Affiliates shall not, during the Term, grant or otherwise engage or permit any third party, other than Provider, to provide, or itself provide, the Advertising Services for the Theaters in the Territory.
2.03    Reserved Rights.

a.Off-Screen Advertising. All rights with respect to Off-Screen Advertising (including all lobby advertising) are reserved to Network Affiliate. Nothing in this Agreement shall limit or affect Network Affiliate’s ability to engage or permit any third party to provide, or itself provide, Off-Screen Advertising. With respect to any third-party lobby advertising, Network Affiliate shall use commercially reasonable efforts to notify Provider thirty (30) days prior to the start of any such third-party lobby advertising campaign of the identity of such third party, other than lobby advertising for feature films and Digital Programming Events. For the avoidance of doubt, Network Affiliate shall not be required to provide notice of any lobby advertising campaigns for PepsiCo or campaigns of concessions then being sold by the Network Affiliate in the Theater concession stands. Notwithstanding the foregoing, Network Affiliate shall not engage or permit any third party to provide, or itself provide, advertising, promotions or sponsorships in, or for, or within the four walls of an auditorium of a Theater, except that Network Affiliate can grant auditorium naming rights to (i) special theatrical formats of which an auditorium is displaying (e.g., IMAX), (ii) PepsiCo and (iii) a concession supplier, subject to the prior written approval by Provider of the concession supplier, not to be unreasonably conditioned, withheld or delayed. For the avoidance of doubt, this Agreement shall not govern any advertising or other promotional content accessed by customers via personal electronic devices or any other advertising or other promotional content that is not (x) On-Screen or (y) on any other location within the four walls of an auditorium of a Theater.
b.On-Screen. Notwithstanding anything to the contrary contained herein, Network Affiliate shall have the right (at no cost to Network Affiliate) to the following Inventory to be exhibited On-Screen after the Postshow:
i.Trailers. Network Affiliate shall be entitled to offer or provide, or to grant rights to any third party to provide (or may itself provide), Trailers.
ii.Network Affiliate Theater Operations Inventory. Network Affiliate shall be entitled to display internal announcements of Network Affiliate’s loyalty program, Network Affiliate services being provided in a Theater (such as E-Sport and Gaming), Network Affiliate internal offers, Network Affiliate products (including gift cards and the Unlimited Program), feature films or other Events displayed or intended to be displayed in Theaters, cinema operational policies and public service and safety announcements (the “In-House Inventory”) limited to not more than [***] minutes consistent with Network Affiliate’s current practice. The In-House Inventory shall not include third-party advertising and/or mentions of third-party products and services, other than (x) third-party concession products offered at any Theater, (y) mentions of special formats, such as IMAX, 4DX, ScreenX, RPX and any other formats offered by Network Affiliate from time to time, and (z) feature films or other Events.
iii.Network Affiliate and Promotion Partner Inventory. Network Affiliate shall be entitled to display one co-branded promotional spot of up to [***] seconds between Network Affiliate and any third-party promotional partner for the sole purpose of (x) promoting or driving Theater ticket sales or (y) promoting or driving sales of the food and beverage products sold at the concession stands at the Theaters (the “Promotional Spot”); provided [***]. Network Affiliate shall notify Provider at least [***] days prior to the start of any Promotional Spot of the identity of any third party included in any Promotional Spot and of a general description of the Promotional Spot, and no later than [***] business days prior to the start date of any Promotional Spot, provide a copy of the proposed Promotional Spot. Upon such notice, if Provider reasonably believes that such proposed Promotional Spot would be a violation of this Section 2.03(b)(iii), then Provider may consult with and provide comments to Network Affiliate as it relates to the restrictions specified in this Section 2.03(b)(iii) in any such proposed Promotional Spot and Network Affiliate shall consider such comments in good faith.
iv.Pepsi-Cola Beverage Agreement Inventory. Network Affiliate shall be entitled to offer or provide, or to grant rights to PepsiCo to provide (or may itself provide), up to sixty (60) seconds of Inventory to meet obligations under the Pepsi-Cola Beverage Agreement (the “Beverage Spots” collectively with the In-House Inventory and the Promotional Spot, together the “Third-Party and In-House Inventory”).
Network Affiliate will not sell for a fee, charge a fee, or trade, barter, or exchange for any value any advertising rights to any third-party promotional partner featured in any Promotional Spot, or permit any third-party promotional partner to bundle the right to offer any Off-Screen Advertising in connection with the Promotional Spot. Nothing in this Agreement shall limit or affect Network Affiliate’s ability to contract or enter into any relationship with any third party for any product, service, or otherwise, other than the Advertising Services that will be provided by Provider or its Affiliates as set forth in Section 2.01.
c.Third-Party and In-House Inventory. Network Affiliate shall be responsible for the scheduling and display of the Third-Party and In-House Inventory at the Theaters at its cost.
2.04     Changes to the Advertising Services.
a.During the Term, Provider may request of Network Affiliate the right to include a Gold Spot in the Advertising Services, which approval Network Affiliate may withhold in its sole discretion. If Network Affiliate consents to the inclusion of any Gold Spot in the Advertising Services, Network Affiliate shall provide Provider with written confirmation of such approval, which can include email by an approved employee of Network Affiliate (to be designated by Network Affiliate in writing from time to time). For the avoidance of doubt, Network Affiliate has no obligation to take any action with respect to receipt of such request from Provider.
b.During the Term, Provider may request of Network Affiliate the right to split the Platinum Spot from one (1) spot of a maximum of sixty (60) seconds to two (2) spots of Inventory of a maximum of thirty (30) seconds each, which consent Network Affiliate may withhold in its sole discretion. If Network Affiliate consents to split the Platinum Spot into two (2) spots of Inventory of a maximum of thirty (30) seconds each, Network Affiliate shall provide Provider with written confirmation of such approval, which can include email by an approved employee of Network Affiliate (to be designated by Network Affiliate in writing from time to time). For the avoidance of doubt, Network Affiliate has no obligation to take any action with respect to receipt of such request from Provider.
c.Beginning on the second anniversary of the Effective Date and every biennial anniversary thereafter for the duration of the Term, Network Affiliate and Provider shall discuss in good faith the reduction of the duration of the Postshow taking into consideration applicable industry practices with respect to feature films. For the avoidance of doubt, Provider has no obligation to take any action following such discussions.
2.05    Advertising Services for Digital Programming Events. The Parties acknowledge and agree that Network Affiliate may from time to time exhibit at the Theaters digital programming events other than feature films, including but not limited to, live simulcast, substantially live or pre-recorded sports, music, gaming, esports and comedy events (a “Digital Programming Event”). If Network Affiliate has the right to exhibit advertising On-Screen prior to a Digital Programming Event, Network Affiliate shall grant the right to Provider to provide, and Provider shall provide, Advertising Services for the Digital Programming Event, in which case, (a) such Advertising Services and the provision thereof shall be subject to and governed by the terms and conditions of this Agreement, and (b) references to “Events” shall be deemed to include any such Digital Programming Event. If Network Affiliate does not have the right to exhibit advertising On-Screen prior to a Digital Programming Event, the Admissions for such Digital Programming Event shall be excluded (x) from the calculation of Minimum Guarantee in Section 4.03 and (y) for purposes of determining the Revenue Share in Section 4.02. Provider shall provide the Play List for each Digital Programming Event as if the Digital Programming Event is rated “PG-13” unless Network Affiliate provides an alternative rating for the Digital Programming Event. Provider acknowledges that a Digital Programming Event that is a live simulcast may contain third-party advertising that is provided by the content provider of, and included in, such Digital Programming Event (the “Simulcast Advertising”). Any Simulcast Advertising shall not be a breach of Section 2.01 or Section 2.02. Except for Simulcast Advertising and Third-Party and In-House Inventory, Network Affiliate shall not offer or provide, or grant rights to any third party to offer or provide (or itself provide), third-party advertising On-Screen or on the four walls of the auditorium before or in a Digital Programming Event.
2.06    Changes in Theaters.
a.Addition of Theaters. Except as provided in this Section 2.06(a), Provider shall provide the Advertising Services to any new Theater in the Territory following the Effective Date and during the remainder of the Term beginning on: (i) as it relates to newly built Theaters that are open to the public, no later than sixty (60) days following the date when Network Affiliate provides Provider access to any such Theater (or if the Network Affiliate Equipment is not yet installed upon expiration of such sixty (60) day period, then the date the Network Affiliate Equipment is installed in such Theater) (the “New Theater Condition”), and (ii) as it relates to Theaters for which Network Affiliate or an Affiliate obtains a controlling interest or operational control following the Effective Date, no later than sixty (60) days following the date upon which any such Theater is no longer subject to any pre-existing, contractual obligation relating to any of the advertising, promotional and event activities and if applicable, Network Affiliate provides Provider access to any such Theater (or if the Network Affiliate Equipment is not yet installed upon expiration of such sixty (60) day period, then the date the Network Affiliate Equipment is installed in such Theater) (the “Acquired Theater Condition” and together with the New Theater Condition, the “Conditions”); provided, that Network Affiliate shall use commercially reasonable efforts to exercise any early termination (but which shall not result in any termination, break-up fee or similar payment or other penalty to Network Affiliate) of any such pre-existing, contractual obligation regarding advertising, promotional and event activities at any applicable Theater. Any Theater newly built or acquired with a period beginning six (6) months prior to the end of the Term shall not receive the Advertising Services, and Provider shall have no obligation to equip such Theater to receive the Advertising Services, unless (x) prior to Network Affiliate’s acquisition of such Theater, such Theater was in the Provider’s network, or (y) Network Affiliate pays the cost of the Provider Equipment and installation at such Theater. Admissions will only accrue at a Theater added under this Section 2.06(a) on the earlier date of (A) when the Advertising Services are shown at a Theater added under this Section 2.06(a), and (B) sixty (60) days after the applicable Conditions have been satisfied under this Section 2.06(a). In the event that Network Affiliate acquires (I) more than five (5) Theaters in a given calendar month, (II) a Theater in a difficult to reach geographic location, as reasonably determined by Provider and Network Affiliate, or (III) a Theater that is unable to receive the Advertising Services through the Provider’s standard method of delivery (e.g., no satellite connectivity is available in the location), then Provider and Network Affiliate will discuss in good faith a reasonable alternative timeline to install Equipment at the Theater(s) and deliver Advertising Services (the “Installation Plan”). The timeline specified in the Installation Plan shall replace the sixty (60)-day schedule for installation and accrual of Admissions in this Section 2.06(a). In no event shall the Installation Plan provide for less than an additional sixty (60)-day period unless agreed to by the Parties.
b.Disposition of Theaters. If any Theater is permanently closed, transferred or otherwise disposed of by Network Affiliate, then such Theater (a “Closed Theater”) shall no longer be considered a Theater hereunder and, upon such closing, no further payment shall accrue or be paid to Network Affiliate with respect to such Closed Theater (except for payments in respect of Advertising Services due to Network Affiliate with respect to such Closed Theater for periods prior to the date such Closed Theater is closed). Network Affiliate shall use commercially reasonable efforts to provide written notice to Provider of the closure of any Closed Theater at least thirty (30) days prior to the date of closing (or, if such notice is not commercially feasible, as quickly thereafter as reasonably possible). Network Affiliate shall use commercially reasonable efforts to provide at least thirty (30) days’ notice to Provider of any temporary closure of screens in an auditorium at the Theaters. The decision to sell, transfer, permanently close, temporarily close or otherwise dispose of any Theater shall be in Network Affiliate’s sole and absolute discretion.
3.Delivery of Advertising Services.
3.01    Enablement of the Advertising Services.
a.Procurement, Preparation, and Delivery Costs. All costs associated with Provider’s procurement, preparation and delivery of the Advertising Services to the Theaters in the Territory shall be borne exclusively by Provider, including the acceptance of insertion orders, invoicing advertisers and other content providers, the coordination and administration of Inventory placement, whether nationally, regionally or locally, and the acceptance and collection of payments therefrom.
b.In-Theater Operational Costs. All in-Theater operational costs associated with Network Affiliate’s Theater Management System and Projectors shall be borne exclusively by Network Affiliate, including electricity and internet connection.

3.02    Distribution. Provider or its Affiliate shall deliver the digital Inventory comprising the Advertising Services to Network Affiliate as separate play lists, one play list for each of the following: Preshow, Postshow, Platinum Spot, and if approved, the Gold Spot (each, a “Play List”) in accordance with current practice, via electronic transmission, to the Theater Management System in each Theater as specified by Network Affiliate in writing. For the avoidance of doubt, Network Affiliate shall equip all Theaters with the Network Affiliate Equipment.
3.03    Creative Review. Provider will grant a reasonable number of Network Affiliate’s employees access to the Media Center to review Play Lists in the Media Center at least one (1) business day prior to the first scheduled exhibition of such proposed Play List. With respect to any Inventory that includes Restricted Content (as defined in Section 3.04), Provider shall notify Network Affiliate of the identity of the advertiser and the scope of the proposed advertising campaign containing Restricted Content (“Restricted Content Proposal”) as soon as practical, and at least [***] days prior to the proposed exhibition of such Restricted Content, which Network Affiliate shall expressly approve or reject within [***] business days of receipt of such Restricted Content Proposal by Network Affiliate; provided that if that Provider learns of a Restricted Content Proposal less than [***] days prior to the proposed exhibition, Provider shall only be required to provide information as soon as practical and the shortened notice period will not impact Network Affiliate’s [***] business day review period. Network Affiliate’s failure to respond to any Restricted Content Proposal within the review period shall be deemed a rejection of such Restricted Content Proposal, but Provider may continue to request Network Affiliate approve such Restricted Content Proposal until Network Affiliate expressly rejects such Restricted Content Proposal. If Network Affiliate expressly approves a Restricted Content Proposal, Provider shall deliver the proposed Inventory spot of any such Restricted Content Proposal (“Restricted Content Spot”) as soon as it is available, and Network Affiliate shall have at least [***] business days, which shall include the business day it is made available as long as available during the regular business hours of Provider, to expressly approve or reject such Restricted Content Spot prior to the exhibition of such Restricted Content Spot. Network Affiliate acknowledges that its approval of a rough-cut or other non-final creative of a Restricted Content Spot shall be sufficient as long as the final creative does not materially deviate from the version approved. Network Affiliate’s failure to respond to any Restricted Content Spot within the review period shall be deemed an approval of such Restricted Content Spot. For the avoidance of doubt, approval by Network Affiliate of any Inventory comprising Restricted Content as described in Section 3.04 shall be provided on a case-by-case basis and Network Affiliate’s approval of one such Inventory spot shall not be interpreted as approval of an entire category of Restricted Content unless otherwise agreed by the Parties in writing.
3.04    Content Standards. The Parties agree that (unless otherwise consented by Network Affiliate pursuant to Section 3.03), the Inventory will not contain content or other material that: (a) has received, or had it been rated, would have received, an MPAA “X” or “NC-17” rating (or the equivalent), (b) promotes illegal activity, (c) promotes the use of tobacco, cannabis, sexual aids, pornography, birth control, firearms, weapons or similar products, (d) promotes alcohol, except prior to (x) “R”-rated films in the theater, or (y) subject to Network Affiliate’s prior approval (which Network Affiliate may withhold in its sole discretion), “PG-13”-rated films with appropriate audience age, (e) constitutes religious advertising, (f) constitutes political advertising, (g) promotes gambling, except that Provider has the right to display (x) lottery and sports betting advertising at Theaters in states in which gambling is legal, and (y) casino advertising at Theaters in states in which gambling is legal, in each case, solely prior to (1) “R”-rated feature films or (2) subject to prior approval by Network Affiliate (which Network Affiliate may withhold in its sole discretion ), “PG-13”-rated feature films with appropriate audience age, (h) promotes competing theaters, theater circuits or other cinema exhibitors, as determined in Network Affiliate’s reasonable discretion, (i) promotes cannabis, (j) promotes motion pictures, except that subject to prior approval by Network Affiliate, Provider may feature movies or films made for television other than movies made for a streaming platform (for the avoidance of doubt, this provision (j) has no impact on any non-film episodic content provided by any party), (k) would violate Network Affiliate’s Pepsi-Cola Beverage Agreement (as communicated to Provider in writing in advance), which violation includes displaying Inventory in which (I) Competitive Beverages are being promoted or (II) Competitive Beverages are featured, offered or served, or (l) otherwise reflects negatively on Network Affiliate or its Affiliates, or adversely affects Network Affiliate’s or its Affiliates’ attendance at Theaters as determined in Network Affiliate’s reasonable discretion ((a)-(l) collectively, the “Restricted Content”). If the Advertising Services contain any Restricted Content that materially deviates from the Restricted Content Proposal or Restricted Content Spot that is approved or deemed approved by Network Affiliate pursuant to Section 3.03 (“Non-Approved Restricted Content”), Provider shall remove any such Non-Approved Restricted Content immediately after Network Affiliate notifies Provider in writing as reasonably directed by Provider in advance (for example, to a specified email address or addresses) of such violation. If Provider fails to remove any Non-Approved Restricted Content immediately following notification by Network Affiliate of the inclusion of any Non-Approved Restricted Content in a Play List, (x) Network Affiliate may discontinue the Advertising Services at any Event in any Theater where any Non-Approved Restricted Content is shown until the Non-Approved Restricted Content is removed by Provider, (y) Network Affiliate shall have no liability for the discontinuation of any Non-Approved Restricted Content and (z) the corresponding Minimum Guarantee for any such Event shall be included in the calculation of amounts payable to Network Affiliate under Article 4 (and for the avoidance of doubt, the discontinuation of any Non-Approved Restricted Content by Network Affiliate shall not affect the calculation of Revenue Share payable to Network Affiliate under this Agreement). If Network Affiliate receives material, documented customer complaints regarding any Restricted Content Spot or other Inventory included in the Playlists (a “Customer Restricted Content”), the Parties shall work together in good faith to address the customer complaints, including determining the geographic areas in which such Customer Restricted Content shall not be displayed to address the customer complaints.
3.05    Opt-Out Content under 3.04(l). Notwithstanding anything to the contrary, Network Affiliate may not decline or opt-out of any Restricted Content Proposal or Restricted Content Spot pursuant to Section 3.04(l) if such Inventory is shown or will be shown by American Multi-Cinema, Inc. and Cinemark, USA, Inc.
3.06    Exhibition. Network Affiliate shall screen, in full at any applicable Event, the Play Lists that are approved or deemed approved pursuant to Section 3.03 and Section 3.04; provided, that Network Affiliate shall not be in breach of this Section 3.06 if the failure to screen such Play Lists as designated herein is caused by (a) the acts or omissions of Provider, Provider Affiliate, or Provider’s service supplier, (b) reception, playback, or other technical problems associated with receipt of the Play Lists from Provider, Provider Affiliates, Provider’s service supplier, or Provider Equipment (each (a) and (b), a “Provider Incident”), (c) technical faults, glitches, internet outages or similar errors not controlled by Network Affiliates or its Affiliates, or (d) technical faults, glitches, internet outages or similar errors caused by Network Affiliate, its Affiliates or each of their service suppliers ((d), a “Network Affiliate Incident” and each (a)-(d), an “Incident”). For the avoidance of doubt, the Admissions at any Theater or any screens thereof where the Advertising Services would have been provided but for an Incident, excluding a Network Affiliate Incident, shall be included in the calculation of amounts payable to Network Affiliate under Article 4. If a Play List fails to play as the result of any acts or omissions by Network Affiliate or a Network Affiliate Incident, the Admissions at any such auditorium or Theater will be not included in the calculations of amounts payable to Network Affiliate under Article 4. In the event of an Incident, Provider or Network Affiliate, as applicable, shall provide prompt written notice to Network Affiliate or Provider, as applicable, of any such Incident, and Network Affiliate shall cooperate in good faith with Provider to resolve any such Incident and use commercially reasonable efforts to minimize the impact of such Incident on the screening of the Advertising Services; provided, that any cost associated with such resolution shall be fully borne by the Provider.
3.07    Equipment.
a.Provider Equipment. Provider shall be solely responsible for, and shall bear the cost of, procuring any software, hardware, technology infrastructure, and equipment, including any Third-Party Equipment, required to provide the Advertising Services (“Provider Equipment”) to the Theaters electronically via the Theater Management System. Provider shall ensure that the Provider Equipment is compatible with the Network Affiliate Equipment.
b.Network Affiliate Equipment. Network Affiliate shall be solely responsible for, and shall bear the cost of, procuring any software, hardware, technology infrastructure, and equipment, necessary to allow Provider to connect to the Network Affiliate network, including but not limited to the Theater Management System, point-of-sale system, appropriate firewalls, or similar security platforms, and to display the Advertising Services, including Projectors (“Network Affiliate Equipment”). Network Affiliate shall provide Provider with written notice (i) sixty (60) days prior to any replacement, upgrade, modification or other change to the Network Affiliate Equipment (other than the Theater Management System) that is reasonably likely to materially change the delivery of the Advertising Services via any Provider Equipment or (ii) ninety (90) days prior to any replacement, upgrade, modification or other change to the Theater Management System, and Network Affiliate shall provide Provider with information reasonably requested by Provider to permit Provider to evaluate any required replacement, upgrade, modification or other change to the Provider Equipment. Network Affiliate will use commercially reasonable efforts to ensure that any changes to the Network Affiliate Equipment will continue to allow Provider to provide the Advertising Services in substantially the same manner as provided prior the proposed change or as mutually agreed between the Parties.
c.Installation. Except as otherwise provided herein, Provider and/or its subcontractors or service providers shall be solely responsible for, and shall bear all costs of, the installation of all Provider Equipment, as applicable, configuration of the Provider Equipment to integrate with the Network Affiliate Equipment, as well as for ancillary services such as software integration. In addition, Provider shall be solely responsible for, and shall bear the cost of, all maintenance and replacement of the Provider Equipment. Provider shall use commercially reasonable efforts to install the Provider Equipment in a manner reasonably calculated not to disrupt Network Affiliate’s operations, on such schedule as is reasonably determined by the Parties. Network Affiliate shall support Provider, and Provider shall cover all reasonable third-party costs and expenses directly related to Provider’s requests, in obtaining consents required for the installation or use of any Equipment at any Theater, including without limitation, governmental and landlord consents.
d.Maintenance. Subject to the foregoing, Provider and/or its subcontractors shall keep and maintain the Provider Equipment, including any Provider Equipment installed in the Theaters, and Network Affiliate shall keep and maintain the Network Affiliate Equipment, in good condition and repair. In the event maintenance, installation, or re-installation of Provider Equipment is necessary due to Network Affiliate’s operations in the ordinary course of business, including, but not limited to, renovation, expansion, or other repairs, Network Affiliate will notify Provider in advance and reasonably cooperate with Provider in all related respects. Network Affiliate shall provide Provider and/or its subcontractors access to the Provider Equipment as Provider and/or its subcontractors reasonably require to provide, or have provided, installation, maintenance and repair services as required under this Section 3.07.
e.Protection Against Loss or Theft. If any Provider Equipment is in any Theater, Network Affiliate shall (i) use its commercially reasonable efforts to ensure that the Provider Equipment is secure and not accessible by unauthorized third parties, (ii) promptly notify Provider if any Provider Equipment is not functioning properly upon learning of any malfunction, and (iii) as between Provider and Network Affiliate, Network Affiliate shall be solely responsible for any loss, theft or damage of or to Provider Equipment located in Theaters or otherwise in Network Affiliate’s possession or control, except to the extent attributable to the negligence or wrongdoing of Provider, Provider Affiliates or subcontractors or service providers or damage cause by external cyber access to Provider Equipment.
3.08    Access. Subject to the terms and conditions of this Agreement, Network Affiliate shall provide Provider with reasonable access to Network Affiliate’s premises and Network Affiliate Equipment to the extent necessary for Provider to install and provide maintenance to the Provider Equipment under Section 3.07(c) and 3.07(d). In the event that Provider (or its personnel) requires access to Network Affiliate’s premises and/or Network Affiliate Equipment in connection with the installation and maintenance thereof, Provider shall (and shall ensure its personnel) comply with Network Affiliate’s security policies, procedures and requirements with respect to Network Affiliate’s premises and Network Affiliate Equipment which are made available to Provider in advance in writing. Network Affiliate shall provide Provider with appropriate supervised access, and Provider shall (and shall ensure its personnel) access and use only that portion of Network Affiliate’s premises and Network Affiliate Equipment for which Provider has been granted the right to access and use. Provider shall limit the access of its personnel to Network Affiliate premises and Network Affiliate Equipment solely to those personnel who are specifically authorized by Network Affiliate to have such access, which authorization shall not be unreasonably withheld. If Network Affiliate determines that any (i) Provider personnel has sought to tamper with, compromise, or circumvent, or has tampered with, compromised, or circumvented, any security or audit measures employed by Network Affiliate, or otherwise violated any Network Affiliate policy, (ii) unauthorized Provider personnel have accessed any Network Affiliate premise and/or Network Affiliate Equipment, (iii) Provider personnel have engaged in any activity that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of any Network Affiliate data, information or software or (iv) Provider personnel have otherwise breached this Section 3.08, then Network Affiliate may immediately terminate such personnel’s access to the Network Affiliate premises and/or Network Affiliate Equipment. Provider shall reasonably cooperate with Network Affiliate in investigating any of the foregoing clauses (i) through (iv).
3.09    Training. To the extent necessary, Provider and Network Affiliate shall provide training services to Network Affiliate’s support staff, customer service staff and other employees and agents on terms mutually agreed upon by the Parties in their reasonable discretion. Provider shall bear the cost of any such training services (other than Network Affiliate’s standard employee wages and similar costs) and such training services will be sufficient to permit Network Affiliate to train its own support staff, customer service staff and other employees and agents as required to perform its obligations under this Agreement. The Parties will coordinate on the scope and intended goals of each training and determine the appropriate number of Network Affiliate’s employees that should attend. Provider will use commercially reasonable efforts to minimize the amount of formal training that is needed.
3.10    Cooperation and Assistance. The Parties agree that the effectiveness and quality of the Advertising Services as provided by Provider are dependent upon the cooperation and operational support of both Parties, and the Parties agree as follows:

a.Network Affiliate agrees that it shall, during the Term, at Network Affiliate’s own cost except as otherwise provided in this Agreement:
i.provide internal resources (including, projection and sound technicians) reasonably required to assist Provider with the installation of Provider Equipment as provided in Section 3.07(c);
ii.use commercially reasonable efforts to maintain twenty-four (24) hour by seven (7) day connectivity access at the Theaters so that Provider can monitor the distribution and playback of the Advertising Services via the Provider Equipment in conformity with Network Affiliate’s network use and security policies (provided in advance to Provider in writing);
iii.in case not available to Provider via the Provider Equipment, upon Provider’s reasonable request, provide detailed playback information of the Advertising Services in a form, whether electronic or hard copy, and at such times as mutually agreed by the Parties;
iv.use commercially reasonable efforts to provide prompt notification of reception, playback or other technical problems that are known to the Network Affiliate and that are associated with receipt and display of the Advertising Services;
v.subject to Section 7.06, provide to Provider Admissions data for each Event in an electronic form as mutually agreed by the Parties, to be sent at such times as are consistent with the times and cadence as provided by Network Affiliate to Provider, in each case, as of the Execution Date, unless otherwise is mutually agreed by the Parties;
vi.adjust lighting cues and failsafe timers (and other modifications as reasonably agreed by the Parties) in order to properly display the Postshow and the Platinum Spot(s), including such that at and after Showtime, the auditorium lighting in each Theatre will be materially similar to the auditorium lighting in that Theatre during the Trailers.
vii.subject to Section 7.06, provide such other information regarding the Advertising Services as Provider may reasonably request from time to time and as agreed to by Network Affiliate, in Network Affiliate’s sole discretion (which may be subject to a separate agreement and additional economic or other royalty payments); and
viii.provide cooperation and assistance with determining the best transmission method of the Platinum Spot and the Gold Spot, if approved pursuant to Section 2.04, from Provider to Network Affiliate.
b.During the Term, Provider shall promptly notify Network Affiliate, at Provider’s sole cost and expense, except as otherwise provided in this Agreement, of any reception, playback, or other technical problems associated with the exhibition of the Advertising Services pursuant to this Agreement. Provider shall provide a summary report detailing any such reception, playback, or other technical problems on a no less than monthly basis.
c.For the avoidance of doubt, information made available subject to this Section 3.10 shall be subject to the provisions of Article 11 (Confidential Information).
3.11    Service Coordinators. Network Affiliate and Provider shall each designate in writing, from time to time, at least one representative to act as Network Affiliate’s and Provider’s respective primary contact persons to coordinate the provision of the Advertising Services (collectively, the “Service Coordinators”). Each Party may treat an act of a Service Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act, and each Party may treat an act of a Service Coordinator as being authorized by such other Party only to the extent such act is directly related to the Advertising Services for which such Service Coordinator has been designated; provided, however, that no such Service Coordinator has authority to amend this Agreement. Each Party shall promptly (and in any event within ten (10) business days) advise the other in writing of any change in its Service Coordinator. Network Affiliate and Provider agree that all communications relating to the provision of the Advertising Services shall be directed to the respective Service Coordinator. Each Party agrees to ensure that the Service Coordinators are available at reasonable times for consultation on any matter relating to the Advertising Services.
3.12    Maintenance of Theaters. Network Affiliate shall maintain the Theaters in the Territory (a) consistent with industry standards in the ordinary course, and (b) in compliance with safety requirements and other applicable laws.
3.13    Customer Access. Network Affiliate shall provide theater patrons access to the Theaters not less than ten (10) minutes prior to the advertised Showtime of each Event to view the start of the Preshow.
4.Payment Terms.
4.01    Fees. In consideration of Provider’s exclusive right to provide the Advertising Services, with respect to each Contract Year, Provider shall pay Network Affiliate an amount equal to the greater of (i) the Revenue Share, and (ii) the aggregate Annual Minimum Guarantee with respect to such Contract Year.
4.02    Revenue Share. The revenue share amount (the “Revenue Share”) to be paid for a specific Network Affiliate Revenue per Attendee Range pursuant to Section 4.01 shall be determined by calculating the product of: (i) the Admissions for the applicable period, multiplied by the sum of (ii) the product of Network Affiliate Revenue per Attendee multiplied by the Revenue Share Percentage for each applicable Level set forth in the grid below (the “Network Affiliate Revenue per Attendee Grid”).

Level	Network Affiliate Revenue per Attendee Range	Revenue Share Percentage	Maximum Fee per Attendee for the Level
1	Up to [***]	[***]	[***]
2	Greater than [***]and less than or equal to [***]	[***]	[***]
3	Greater than [***]and less than or equal to [***]	[***]	[***]
4	Greater than [***]and less than or equal to [***]	[***]	[***]
5	Greater than [***]	[***]	N/A

The following are illustrative examples calculating the Revenue Share:
[***]
a.Network Affiliate Attributable Revenue. For purposes of this Section 4.02, the following capitalized terms shall have the meanings specified below:
i.“Network Affiliate Attributable Revenue” means the sum of the aggregate product of (A) Provider Net Revenue per Attendee, multiplied by (B) Network Affiliate Campaign Attendance for each advertising campaign displayed in the Theaters.
ii.“Network Affiliate Campaign Attendance” means, for each advertising or promotional content campaign, the aggregate Admissions delivered for such campaign.
iii.“Provider Net Revenue per Attendee” means, for each advertising or promotional content campaign, the quotient of (A) Net Revenue for such campaign, divided by (B) Total Campaign Attendance.
iv.“Total Campaign Attendance” means, for each advertising or promotional content campaign, the aggregate admissions from Provider’s network delivered for such campaign, including, for the avoidance of doubt, the Admissions.
b.Beginning with Provider’s fiscal quarter ending on or around December 28, 2023, within fifteen (15) days following each quarterly Securities and Exchange Commission filing by Provider or its Affiliates, or if Provider and its Affiliates are not a publicly reporting entity, forty-five (45) days following the end of each fiscal quarter in an applicable Contract Year, Provider shall deliver to Network Affiliate (i) a report summarizing the Network Affiliate Attributable Revenue, and (ii) a report comparing the

Network Affiliate Attributable Revenue to Provider’s aggregate Net Revenues (including as may be reported in any such quarterly Securities and Exchange Commission filing, if applicable). For clarity, the first report delivered under this Section 4.02(b) shall be for the quarter ending on or around December 28, 2023, which shall include each advertising campaign run in the Theaters from the Effective Date through the last day of the quarter ending on or around December 28, 2023.
4.03    Annual Minimum Guarantee. The minimum guaranteed amount to be paid for the Advertising Services (“Annual Minimum Guarantee”) shall be [***]per Admission, which amount shall increase [***]on each anniversary of the Effective Date. The Annual Minimum Guarantee shall be the same for all Admissions.
4.04    Invoicing and Payment Terms of Monthly Totals. Network Affiliate shall provide Provider with details of the total monthly Admissions per Theater so that they are actually received by Provider within five (5) days of each of Provider’s month-end during the Term or otherwise as reasonably practical after Provider’s month-end (“Monthly Total”), and the Provider shall calculate the amount owed by it to Network Affiliate for such month in respect of the Annual Minimum Guarantee on the basis of such Monthly Total (“Monthly Total Payment”). Provider shall (a) pay Network Affiliate the Monthly Total Payment by ACH or wire transfer of immediately available funds to a bank account designated by Network Affiliate on the later of the date that is (i) twenty-five (25) days after receipt of the Monthly Total and (ii) the last day of Provider’s month following the month in which Provider provided the Advertising Services and (b) provide Network Affiliate confirmation of the initiation of such payment.
4.05    Annual Revenue Share True-up. Provider shall provide Network Affiliate with details of the Net Revenue earned by Provider in respect of each Contract Year and details of the calculations of the Revenue Share in respect of each such Contract Year within sixty (60) days from the end of such Contract Year. Without limiting Network Affiliate’s Audit rights pursuant to Article 6, Network Affiliate shall notify Provider of any dispute it has with the applicable Revenue Share calculation no later than thirty (30) days after receipt. If the Revenue Share for any Contract Year exceeds the Annual Minimum Guarantee payments actually paid by the Provider to Network Affiliate in respect of such Contract Year, then Provider shall (a) pay Network Affiliate, by ACH or wire transfer of immediately available funds to a bank account designated by Network Affiliate, the difference between the Annual Minimum Guarantee payments actually paid in respect of such Contract Year and the applicable Revenue Share and (b) provide Network Affiliate confirmation of the initiation of such undisputed payment within fifteen (15) days after the confirmation by Network Affiliate to Provider that there is no known dispute with the applicable Revenue Share calculation provided by Provider (but which confirmation shall in no way limit Network Affiliate’s audit rights pursuant to Section 6.01). For purposes of this Article 4, upon the termination of this Agreement, any Monthly Total or any annual Revenue Share payment shall be calculated pro-rata for the applicable period of time that has accrued prior to the termination of this Agreement.
4.06    Taxes. Any and all payments made by Provider to Network Affiliate or its Affiliates under this Agreement shall be made free and clear of and without reduction or withholding for any taxes.
4.07    Set Off. Provider may set off or recoup any undisputed amounts owed by Provider to Network Affiliate under this Agreement against any amounts that Network Affiliate owes Provider under this Agreement following notice to Network Affiliate. Network Affiliate may set off or recoup any undisputed amounts owed by Network Affiliate to Provider under this Agreement against any amounts that Provider owes Network Affiliate under this Agreement following notice to Provider.

5.Records and Inspection. During the Term and for a period of three (3) years after the expiration thereof or after the earlier termination of this Agreement for any reason (the “Audit Period”), Network Affiliate and Provider shall each keep, with respect to the Theaters and the Advertising Services, full and proper books, records and documents relating to the business transacted between the parties pursuant to this Agreement.
6.Audit Rights.
6.01    During the period of time required to conduct the Audit (as defined below), each Party (the “Audited Party”) will allow the third party auditor (the “Auditor”) of the other Party (the “Auditing Party”) to access the books, contracts, records and reports of the Audited Party during normal business hours as may be reasonably required in order to audit and verify the accuracy of the information provided and performance under this Agreement, including the calculation of Net Revenue and any related deductions (the “Audit”). The Auditing Party shall give at least fifteen (15) days’ notice to the Audited Party of its intention to conduct the Audit. An Audit by an Auditing Party will be conducted no more frequently than once per calendar year (i.e., once per Auditing Party) and shall be done at such time to avoid an unreasonable disruption to the Audited Party’s business. Any period that has been subject to Audit under this Article 6 shall not be subject to further Audits.
6.02    The Audited Party shall provide the Auditors with all reasonable cooperation, access and assistance in relation to each Audit, and shall allow the Auditors to meet with the Audited Party’s personnel and the Audited Party shall ensure that the Audited Party’s personnel provide all documentation, data, information and explanations reasonably necessary for the Auditors to perform the Audit effectively.
6.03    Except as set forth in this Article 6, the Auditing Party shall pay for the costs and expenses of any Audit. If the Audit identifies that the Audited Party has understated or overstated, as applicable, by 5% or more (the “Audit Threshold”) the amount payable to the other Party or the amount from which the Revenue Share was calculated in respect of the period covered by the Audit, then the costs and expenses of the Audit shall be paid by the Audited Party on demand, unless any such understatement or overstatement is the result of incorrect information in respect of the period covered by the Audit (as determined by the Audit) provided by the Auditing Party to the Audited Party. In such case the Auditing Party shall cover the costs and expenses of the Audit. The Auditing Party shall have its Auditors deliver a copy of the final report to the Audited Party.
6.04    If an Audit identifies that the Audited Party has understated or overstated, as applicable, the information provided under this Agreement pursuant to Section 6.03, such that the amount actually paid to Network Affiliate in the period covered by the Audit is lower or higher than the amounts actually owed under Article 4, then Provider shall pay to Network Affiliate any such shortfall or Network Affiliate shall refund to Provider any such excess, as applicable, in each case within thirty (30) days of the Audited Party being notified in writing by the Auditing Party of such understatement or overstatement.
6.05    Dispute Mechanism. In the event of a dispute arising from the audit findings, the Parties shall follow the dispute resolution procedure outlined below: (a) the Audited Party shall promptly notify the Auditing Party in writing of any disputed findings or discrepancies identified during the Audit, (b) within fifteen (15) days of receiving the written notice, the Auditing Party shall review and respond in writing to the disputed findings, providing supporting documentation and explanations as necessary, (c) if the Parties are unable to resolve the dispute within thirty (30) days from the Auditing Party’s response, either Party may request the appointment of a second independent auditor (the “Second Auditor”) to conduct a separate review and examination of the disputed findings, (d) the Second Auditor shall be a reputable and qualified professional mutually agreed on by the Parties that has no relationship with either Party, and (e) the Second Auditor’s decision shall be final and binding on the Parties, subject to any rights or remedies available under applicable laws or this Agreement. The fees and expenses of the Second Auditor shall be borne as follows: (i) by the Audited Party if understatement or overstatement, as applicable, exceeds the Audit Threshold following the audit of the Second Auditor, and (ii) by the Auditing Party if understatement or overstatement, as applicable, is below the Audit Threshold following the audit of the Second Auditor.
7.Intellectual Property.
7.01    Service License. Provider hereby grants to Network Affiliate a limited, non-exclusive, non-transferable (except as permitted pursuant to Section 14.03), non-sublicensable (except to Affiliates or independent contractors or service providers where such license is necessary for the Advertising Services to be provided in accordance with this Agreement), royalty-free, fully paid-up license in the Territory only to receive, store, convert or otherwise manage, display and exhibit the Advertising Services on the Network Affiliate Equipment at Theaters solely in connection with its performance of and subject to all of the terms and conditions of this Agreement. Network Affiliate and its permitted sublicensees may not alter any Advertising Services content. Network Affiliate and its permitted sublicensees may not use or make the Advertising Services available for any purpose, at any location, or in any manner not specifically authorized by this Agreement, including, without limitation, recording, copying or duplicating the Advertising Services or any portion thereof. Network Affiliate will be liable for any breaches of this Section 7.01 by its permitted sublicensees. Each Party shall be solely responsible for obtaining and providing all rights, licenses, clearances and consents necessary for the use of any content it provides, or that is prepared or provided on its behalf, as contemplated herein, except as may otherwise be agreed by the Parties in writing.
7.02    Software License. Subject to the terms and conditions of this Agreement, Provider hereby grants to Network Affiliate, and Network Affiliate hereby accepts, a non-exclusive, non-transferable (except as permitted pursuant to Section 14.03), non-sublicensable, royalty-free, fully paid-up limited license to the object code version of the Software for the limited purpose of performing in connection with this Agreement. The Parties agree that, as part of the set-up services, Provider will establish one or more connections between the Software and Network Affiliate’s point-of-sale software as is required to deliver the Advertising Services. The Parties agree that Provider will have “real-time” access through the connections to Network Affiliate’s point-of-sale software solely to access Network Affiliate’s Event showtimes, ratings, and attendance information by Event as shall be mutually determined by the Parties (the “Point-of-Sale Information”). The Point-of-Sale Information shall be deemed the Confidential Information of Network Affiliate for all purposes of this Agreement. The Parties will cooperate to ensure that Provider does not receive access through Network Affiliate’s point-of-sale software to any information of Network Affiliate other than the Point-of-Sale Information.
7.03    Software Restrictions. Except as may be expressly permitted under this Agreement, Network Affiliate shall not, nor shall it permit, cause, or authorize any other person or entity to (a) use the Software for any purpose or at any location not specifically authorized by this Agreement; (b) re-engineer, reverse engineer, decompile, or disassemble the Software or create or recreate the source code for the Software; (c) modify, adapt, translate, or create derivative works based upon the Software, or combine or merge any part of the Software with or into any other software or documentation except as contemplated under this Agreement; (d) use the Software to build a competitive product; (e) remove any copyright or other proprietary notice in the Software; (f) sell, market, license, sublicense, distribute, or otherwise grant to any person or entity any right to use the Software (except as permitted under or in furtherance of the Agreement); (g) use the Software to conduct any type of service bureau or time-sharing operation or to provide remote processing, network processing, network telecommunications, or similar services to any person or entity, whether on a fee basis or otherwise.
7.04    License to Provider Marks. Subject to the terms and conditions of this Agreement and any guidelines or requirements provided in writing from time-to-time by Provider to Network Affiliate, Provider hereby grants at no additional cost to Network Affiliate, and Network Affiliate hereby accepts, a non-exclusive, non-transferable, non-sublicensable, limited license (a) to use the Provider Marks solely in connection with its participation in the Advertising Services, as approved by Provider in writing in advance (which shall not be unreasonably conditioned, withheld or delayed), and (b) to use the Provider Marks in marketing or advertising materials that have been approved (which shall not be unreasonably conditioned, withheld or delayed) by Provider pursuant to the terms hereof. Network Affiliate acknowledges that Provider is and shall remain the sole owner of the Provider Marks, including the goodwill of the business symbolized thereby. Network Affiliate recognizes the value of the goodwill associated with the Provider Marks and acknowledges and agrees that any goodwill arising out of the use of the Provider Marks by Network Affiliate shall inure to the sole benefit of Provider for all purposes hereof. Any and all use or exercise of rights by Network Affiliate with respect to the Provider Marks or any other trademark, tradename, service mark or service name provided by Provider to Network Affiliate for use in connection with the Advertising Services shall be in accordance with standards of quality and specifications prescribed by Provider from time to time and which have been delivered to Network Affiliate. Notwithstanding anything herein to the contrary, Provider shall have the right, at its sole option and its sole discretion, to terminate or suspend the use of any trademark for which a license was granted herein within ten (10) days of receipt of written notice thereof.
7.05    License to Network Affiliate Marks. Subject to the terms and conditions of this Agreement, and any guidelines or requirements provided in writing from time-to-time by Network Affiliate to Provider, Network Affiliate hereby grants at no cost to Provider, and Provider hereby accepts, a non-exclusive, non-transferable, non-sublicensable, limited license to use the Network Affiliate Marks solely in connection with its delivery of the Advertising Services, as approved (which shall not be unreasonably conditioned, withheld or delayed) by Network Affiliate in writing in advance. Provider acknowledges that Network Affiliate is and shall remain the sole owner of the Network Affiliate Marks, including the goodwill of the business symbolized thereby. Provider recognizes the value of the goodwill associated with the Network Affiliate Marks and acknowledges and agrees that any goodwill arising out of the use of the Network Affiliate Marks by Provider shall inure to the sole benefit of Network Affiliate for all purposes hereof. Any and all use or exercise of rights by Provider with respect to the Network Affiliate Marks or any other trademark, tradename, service mark or service name provided by Network Affiliate to Provider for use in connection with the Advertising Services shall be in accordance with standards of quality and specifications prescribed by Network Affiliate from time to time and which have been delivered to Provider. Network Affiliate shall have the right, at its sole option and discretion, to terminate or suspend the use of any trademark for which a license was granted herein within ten (10) days of receipt of written notice thereof.
7.06    Theater Admission Data. Network Affiliate shall provide Provider with reasonable Admission data owned by Network Affiliate and its Affiliates and requested by Provider that is consistent with the data provided by Network Affiliate to Provider as of the Execution Date free of charge, which shall include attendance data for each Event on an aggregate basis and on a “real-time” basis included in the Point-of-Sale Information. The Admissions data for each Event will be used by Provider (a) to perform its obligations under this Agreement, (b) to be used by Provider solely for internal-use to improve the Advertising Services, or (c) to provide any such Admission data in aggregated format with information of other exhibitors as may be reasonably required in the selling of advertising and other promotional content for inclusion in the Advertising Services, in each case, which shall be shared in a format and in a cadence agreed to by the Parties, in all cases, in compliance with all applicable laws. For the avoidance of doubt, the foregoing data to be shared by Network Affiliate with Provider shall constitute Confidential Information of Network Affiliate, and Provider may not share such data with third parties without Network Affiliate’s prior written consent. Provider acknowledges and agrees that any Network Affiliate information other than Admission data provided by Network Affiliate to Provider as of the Execution Date is subject to additional economic or other royalty payments to be paid by Provider to Network Affiliate.
8.Representations and Warranties.
8.01    Mutual Representations. Each Party represents and warrants that, as of the Effective Date, (a) it is duly formed and organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and incorporation and has the power and authority to carry on its business as carried on as of the Effective Date, (b) the execution, delivery and performance of this Agreement has been properly authorized by all necessary action, on its own behalf and, with respect to Network Affiliate, on behalf of its Affiliates that own or operate Theaters in the Territory on the Effective Date, and (c) it has the right to enter into this Agreement and to perform its obligations under this Agreement and has the power and authority to execute and deliver this Agreement.
8.02    Provider Representations. Provider represents, warrants, and covenants that to its knowledge, the Inventory included in the Advertising Services and the Provider Equipment are free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malware,” “ransomware,” or “worm” (as such terms are commonly understood in the industry) or any code similar to the foregoing, or contains any code or mechanism that could damage the Network Affiliate Equipment or interfere with the operation of any of the services provided by Network Affiliate.
8.03    Disclaimer of Warranties. EXCEPT AS EXPRESSLY AND EXPLICITLY SET FORTH IN THIS AGREEMENT, ANY AND ALL INFORMATION, PRODUCTS, AND SERVICES ARE PROVIDED “AS IS” AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION THAT THE ADVERTISING SERVICES OR THEIR DISPLAY, OR RECEIPT OF ANY OTHER SERVICES, WILL BE UNINTERRUPTED OR ERROR-FREE.
9.Indemnification.
9.01    Indemnification by Network Affiliate. Network Affiliate shall defend, indemnify, and hold harmless Provider, its Affiliates and its and their respective officers, directors, members, managers, owners, contractors, employees, representatives, agents, successors and assigns (collectively, “Provider Representatives”) from and against any and all claims, suits, actions or allegations brought or asserted by a third party (each, a “Claim”) and any resulting losses, obligations, risks, costs, liabilities, settlements, damages, liens, judgments, awards, fines, penalties, expenses and other obligations whatsoever (including reasonable attorneys’ fees and disbursements and any consultants or experts and expenses of investigation) (collectively, “Costs”) suffered or incurred by Provider, any of its Affiliates or its or their Provider Representatives in connection with, as a result of, based upon, or relating to (a) any breach by Network Affiliate or its Affiliates of this Agreement, (b) any use by Network Affiliate or its Affiliates of any information, content or other materials supplied by or on behalf of Provider hereunder, other than as authorized by this Agreement, (c) any damage caused by Network Affiliate or its Affiliates, their vendors or subcontractors in installation, inspection or maintenance of any Third-Party Equipment, (d) acts or omissions of Network Affiliate, its Affiliates or their designee(s), or (e) Network Affiliate’s fraud, willful misconduct or noncompliance with law except, in cases (a)-(e) to the extent any such Claim arises or results from Provider’s material breach of its representations, warranties, or covenants under this Agreement, or fraud, willful misconduct or noncompliance with law. Network Affiliate shall, at its own expense, hold appropriate liability insurance that includes coverage of Network Affiliate’s contractual liability under this Agreement (including pursuant to Network Affiliate’s indemnification obligations under this Section 9.01).
9.02    Indemnification by Provider. Provider shall defend, indemnify, and hold harmless Network Affiliate, its Affiliates and its and their respective officers, directors, members, managers, owners, contractors, employees, representatives, agents, successors and assigns (collectively, “Network Affiliate Representatives”) from and against any and all Claims and resulting Costs suffered or incurred by Network Affiliate, any of its Affiliates or its or their Network Affiliate Representatives in connection with, as a result of, based upon, or relating to (a) any breach by Provider or its Affiliates of this Agreement, (b) any use by Provider or its Affiliates of any information, content or other materials supplied by or on behalf of Network Affiliate hereunder, other than as authorized by this Agreement, (c) any damage caused by Provider or its Affiliates, their vendors or subcontractors in installation, inspection or maintenance to any Network Affiliate Equipment, (d) acts or omissions of Provider, its Affiliates or their designee(s), or (e) Provider’s or its Affiliates’ fraud, willful misconduct or noncompliance with law except, in cases (a)-(e) to the extent any such Claim arises or results from Network Affiliate’s material breach of its representations, warranties, or covenants under this Agreement, or fraud, willful misconduct or noncompliance with law. Provider shall, at its own expense, hold appropriate liability insurance that includes coverage of the Advertising Services, the Provider Equipment and Provider’s contractual liability under this Agreement (including pursuant to Provider’s indemnification obligations under this Section 9.02).
9.03    Provider Infringement Indemnification.
a.Indemnification Obligations. Provider shall defend, indemnify and hold harmless Network Affiliate, its Affiliates (actually receiving Advertising Services from Provider), and their Representatives from and against any and all Costs suffered or incurred arising from any and all Claims to the extent actually or allegedly arising out of, based upon, or relating to any infringement of any third party trademark, copyright, or patent, or other intellectual property right arising from Network Affiliate’s use of the Provider Property or the Advertising Services in accordance and compliance with this Agreement or as directed by Provider.
b.Additional Remedies. In addition to, but not in limitation of, Provider’s obligations under Section 9.03(a) above, Provider may, at its sole option, in the event that any claim, suit, proceeding, or action is brought or threatened for which Provider may be obligated under Section 9.03(a) to indemnify Network Affiliate: (i) replace or modify the allegedly infringing materials to render them non-infringing; or (ii) secure for Network Affiliate the right to use the allegedly infringing materials.
c.Limitations of Obligations. Provider shall not have any liability to Network Affiliate under this Section 9.03 for any alleged infringement based in any part on: (i) any Confidential Information supplied by or on behalf of Network Affiliate; (ii) the combined use of the Provider Property with software or hardware products or other technology or materials not provided or owned by Provider other than for the display of the Advertising Services; (iii) additions or modifications to the Provider

Property made by Network Affiliate in a manner that conflicts with the designs or specifications provided by Provider in writing as such designs or specifications may be modified by Provider in writing; (iv) the use or installation of the Provider Equipment by Network Affiliate in a manner that conflicts with the designs or specifications provided by Provider in writing as such designs or specifications may be modified by Provider in writing; or (v) use of any legacy or superseded version of Provider Property if such infringement would have been avoided by use of a more recent version of the Provider Property made available to Network Affiliate, provided that Provider notified Network Affiliate in writing that such more recent version was required to be used (with reasonable notice prior to such required update).
d.The obligations under this Section 9.03 state the entire liability of Provider, and are Network Affiliate’s sole and exclusive remedies, with respect to intellectual property infringement.
9.04    Notification of Right to Indemnification. A Party entitled to the benefit of an indemnity hereunder must (a) provide written notice to the indemnifying Party of any matter of which it has notice and for which it seeks indemnity; provided that the failure to provide such notice shall not impair the indemnified Party’s rights to indemnification under this Article 9 except to the extent that the indemnifying Party is actually prejudiced by such failure to provide such notice, (b) permit the indemnifying Party to assume control of the defense and selection of legal counsel to the indemnifying Party reasonably acceptable to the indemnified Party, at the sole cost and expense of the indemnifying Party; provided that they diligently pursue the defense of such claim, and (c) cooperate with the indemnifying Party and its legal counsel in that defense, at the cost of the indemnifying party. In the event that the indemnifying Party assumes control of the defense, the indemnifying Party shall not settle any such claim or demand without the prior consent of the indemnified Party or compromise any claim or consent to the entry of any judgment unless such compromise or judgment (i) includes an unconditional release of the indemnified Party for all of such indemnified Party’s liability for the matter, (ii) does not impose any specific performance or injunctive or other equitable relief or other non-monetary remedy on the indemnified Party, (iii) does not include any finding of, or admission or statement with respect to, a violation of law or violation of the rights of any person or entity by the indemnified Party or its Affiliates, and (iv) by its terms obligates the indemnifying Party to pay the full amount of monetary damages arising out of, related to, or in connection with such claim and does not require the indemnified Party to pay any amount.
9.05    Limitations.
a.EXCEPT IN CONNECTION WITH A BREACH OF SECTIONS 2.01, 2.02, 2.03, 11, and 13 OF THIS AGREEMENT, AND THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER ARTICLE 9, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, OR EXTRA-CONTRACTUAL DAMAGES OF ANY KIND WHATSOEVER ARISING FROM OR CONNECTED WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, OR LOSS OF BUSINESS, REGARDLESS OF LEGAL THEORY, WHETHER OR NOT FORESEEABLE, EVEN IF EITHER PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES AND EVEN IF THE REMEDIES OTHERWISE PROVIDED BY THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. THE REMEDIES PROVIDED BY THIS AGREEMENT AND THE PROVISIONS OF THIS AGREEMENT ALLOCATE THE RISKS OF THIS AGREEMENT BETWEEN THE PARTIES, SOME OF WHICH MAY BE UNKNOWN OR UNDETERMINABLE. THESE LIMITATIONS ARE A

MATERIAL INDUCEMENT FOR THE PARTIES TO THIS AGREEMENT TO ENTER INTO THIS AGREEMENT, AND THE PARTIES TO THIS AGREEMENT HAVE RELIED UPON THESE PROVISIONS IN DETERMINING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT.
10.Term and Termination.
10.01    Term. Unless earlier terminated as provided below, the term of this Agreement shall begin on the Effective Date and shall continue for a period of ten (10) years from the Effective Date (the “Term”).
10.02    Termination.
a.Material Breach. Either Party may terminate this Agreement immediately if the other Party (the “Defaulting Party”) commits a material breach or default of its obligations under this Agreement (other than a Payment Default) and fails to cure such breach or default (if curable) within sixty (60) days following receipt of written notice specifying such material breach or default from the non-Defaulting Party (the “Cure Period”); provided that if a breach is confined to less than 5% of Admissions of the Theaters and is not an intentional or willful breach of the Agreement, the breach shall not grant a right of termination to the non-Defaulting Party.
b.Network Affiliate Termination. Subject to Section 10.03, Network Affiliate may terminate this Agreement if Provider fails to pay any undisputed amounts owed to Network Affiliate when due under Sections 4.04 and 4.05 of this Agreement (a “Payment Default”) and fails to cure such default within thirty (30) days following receipt of written notice by Network Affiliate (the “Payment Cure Right”); provided that (i) Provider shall be entitled to exercise the Payment Cure Right no more than two (2) times in any twelve (12)-month period and (ii) the exercise of the Payment Cure Right may not occur in consecutive months or else in either such case Network Affiliate shall have the right to immediately terminate this Agreement following notice to Provider upon such Payment Default.
c.Bankruptcy. Either Party may terminate this Agreement immediately without notice if the Defaulting Party files a petition for bankruptcy, is adjudicated bankrupt, makes an assignment for the benefit of creditors, dissolves, or liquidates, or if a receiver or custodian is appointed for the Defaulting Party or its business, or if a petition in bankruptcy is filed against the Defaulting Party that is not dismissed within ninety (90) days after the date of such filing.
d.Injunction, Order or Decree. Either Party may terminate this Agreement immediately if any governmental, regulatory or judicial entity of competent jurisdiction shall have issued a permanent injunction or other final order or decree which is not subject to appeal or in respect of which all time periods for appeal have expired, enjoining or otherwise preventing Provider or, Network Affiliate from performing, in any material respect, this Agreement.
10.03    [***]
10.04    Survival. The following provisions in this Agreement shall survive the expiration or termination of this Agreement: Article 4, Article 5, Article 6, Article 9, Section 10.05, Article 11, Article 12, and Article 14.

10.05    Effect of Termination. Following the expiration or termination of this Agreement, Provider shall no longer provide the Advertising Services at the Theaters in the Territory. Any and all licenses granted by either Party to the other under this Agreement shall immediately terminate. Each Party shall promptly return to the other Party or destroy all Confidential Information of the other Party, and promptly provide to the other Party a certificate signed by an officer of the Party attesting to such return or destruction of all such Confidential Information. The Parties will agree on a date and time at which Provider shall be permitted to enter the applicable Theater(s) and remove any Provider Equipment and Third-Party Equipment. In the event Provider fails to remove any Provider Equipment within the timeframe the Parties agree upon for such removal, Network Affiliate or such third-party transferee shall have the right to remove and dispose of such Provider Equipment in its sole discretion. Provider shall, at its sole cost and expense, restore the applicable Theater(s) from which any Provider Equipment is removed pursuant to this Section 10.05 to its or their previous condition, excluding reasonable wear and tear and any other improvements or material alterations to such Theater(s) as may have been approved by the Parties in connection with the installation of Provider Equipment or operation of the Advertising Services and shall repair any damage to such Theater(s) as a result of such removal. In addition, any and all intellectual property licenses granted by either Party to the other Party under this Agreement shall immediately terminate, which such obligation includes that Network Affiliate shall cease using Provider Marks and that Provider shall cease using Network Affiliate Marks. Notwithstanding termination of this Agreement, Provider shall pay to Network Affiliate, within thirty (30) days after the effective date of such expiration or termination, any and all fees and other amounts owed to Network Affiliate hereunder.
11.Confidential Information.
11.01    Confidential Information. In connection with the performance of this Agreement, each Party (the “Receiving Party”) may have access to certain confidential and proprietary information of the other Party (the “Disclosing Party”) and its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean any and all information proprietary to the Disclosing Party and its Affiliates, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work, and shall include the terms of this Agreement (but not the existence of this Agreement), information relating to intellectual property and to business plans, financial matters, costs, strategic marketing plans, personnel and business relationships. Recognizing that such information represents valuable assets and property of the Disclosing Party and the harm that may befall the Disclosing Party if any of such Confidential Information is disclosed, the Receiving Party agrees to hold all such Confidential Information in strict confidence and not to use or otherwise disclose any such Confidential Information to third parties without having received the prior written consent of the Disclosing Party and a written agreement from such third party to maintain such Confidential Information in confidence; provided that either Party is permitted to disclose Confidential Information of the other Party to its Affiliates, and its and their respective principals, officers, directors, employees, shareholders, agents, representatives, partners, contractors, third-party advertising agencies and advisors (including lenders and counsel) (“Representatives”) that have a “need to know” basis for the purposes of carrying out the business of such Party as it pertains to this Agreement or performing such Party’s duties and obligations under this Agreement, and such person is subject to an obligation of confidentiality at least as restrictive as this Agreement, without the prior written consent of the other Party. A breach of this Section 11.01 by a Representative shall be a breach by the Receiving Party and for which it will be responsible. The Receiving Party shall protect the Confidential Information of the Disclosing Party using the same degree of care that it uses to protect its own confidential information, but not less than reasonable care.
11.02    Exceptions. The obligations under Section 11.01 shall not apply to any information obtained by the Receiving Party that would otherwise constitute Confidential

Information but which: (a) was already known to the Receiving Party prior to its relationship with the Disclosing Party, as established by the Receiving Party’s written records, except that this shall not apply to information received from the other Party over the Terminated Agreement, (b) becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement, (c) is furnished to the Receiving Party by a third party who is not known by the Receiving Party to be bound by an obligation of confidentiality with respect to such information and who is not known by the Receiving Party to be unlawfully in possession of, or to have unlawfully conveyed, such information, (d) is subsequently developed by the Receiving Party independently of the information or materials received from the Disclosing Party, as established by the Receiving Party’s written records or (e) is disclosed in accordance with Section 11.03. For purposes of this definition, the term “Receiving Party” shall be deemed to include its Representatives successors and assigns and each person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.
11.03    Disclosure Required by Law. If the Receiving Party becomes legally compelled by order of a court or other competent governmental agency, regulation or stock exchange or by applicable Law to disclose any of the Confidential Information of the Disclosing Party, if permitted by law, the Receiving Party shall notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy at the Disclosing Party’s expense. If the Disclosing Party elects to seek a protective order, the Receiving Party shall cooperate reasonably in seeking such protective order. If no such protective order or other remedy is obtained or obtainable, the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information which it is advised by counsel is required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.
12.Ownership
12.01    Provider Property. As between Provider and Network Affiliate, Provider owns, solely and exclusively, any and all right, title, and interest in and to the Advertising Services (including all Advertising Services content supplied by or on behalf of Provider, but excluding any Third-Party and In-House Inventory content supplied by or on behalf of Network Affiliate), the Provider Marks, the Software, Provider’s Confidential Information, and any and all other data, information, equipment (including Provider Equipment and Third-Party Equipment but excluding any rights to Network Affiliate Equipment), material, inventions, discoveries, processes, methods, technology, know-how, written works, software, works of visual art, audio works and multimedia works provided, developed, created, reduced to practice, conceived or made available by or on behalf of Provider to Network Affiliate or used by Provider to perform any of its obligations under or in connection with this Agreement, as well as any and all translations, improvements, adaptations, reproductions, look-and-feel attributes and derivatives thereof (collectively, the “Provider Property”), and, except as expressly and explicitly stated in this Agreement, reserves all such right, title, and interest.
12.02    Network Affiliate Property. As between Provider and Network Affiliate, Network Affiliate owns, solely and exclusively, any and all right, title, and interest in and to the Third-Party and In-House Inventory content supplied by or on behalf of Network Affiliate, the Network Affiliate Marks, Network Affiliate’s Confidential Information, and any and all other data, information, equipment (including Network Affiliate Equipment but excluding any rights to Provider Equipment), material, inventions, discoveries, processes, methods, technology, know-how, written works, software, works of visual art, audio works and multimedia works provided, developed, created, reduced to practice, conceived or made available by or on behalf of Network Affiliate to Provider or used by Network Affiliate to perform any of its obligations under or in connection with this Agreement, as well as any and all translations, improvements, adaptations, reproductions, look-and-feel attributes and derivatives thereof (collectively, the “Network Affiliate Property”), and, except as expressly and explicitly stated in this Agreement, reserves all such right, title, and interest.
12.03    No Title. This Agreement is not an agreement of sale, and (i) no title or ownership interest in or to any Provider Property is transferred to Network Affiliate, and (ii) no title or ownership interest in or to any Network Affiliate Property is transferred to Provider, as a result of or pursuant to this Agreement.
13.Non-Competition and Non-Solicitation.
13.01    During the Term, except as otherwise provided in this Agreement, Network Affiliate and its Affiliates agree not to engage or participate in any business, hold equity interests, directly or indirectly, in another entity, whether currently existing or hereafter created, or participate in any other joint venture that is an advertising provider or agency that provides or sells advertising for on-screen exhibition in theater auditoriums in the United States (a “Competing Business”). The foregoing restrictions shall not apply (i) if Network Affiliate or its Affiliate acquires a Competing Business as an incidental part of an acquisition of any other business that is not prohibited by the foregoing, if Network Affiliate disposes of the portion of such business that is a Competing Business as soon as commercially reasonable, (ii) to any direct or indirect ownership or other equity investments by Network Affiliate or its Affiliates in such other Competing Business that represents in the aggregate less than 5% of the voting power of all outstanding equity of such business, or (iii) if Network Affiliate enters into any agreement for the acquisition or installation of equipment or the provision of any other service on customary terms that does not violate the exclusivity of Provider hereunder with any Competing Business. For the avoidance of doubt, this Section 13.01 shall not survive any termination or expiration of this Agreement pursuant to Article 10, including Section 10.03.
13.02    During the Term and for a period of twelve (12) months thereafter, neither Party will, without the other Party’s prior written consent, either alone or in concert with others, directly or indirectly solicit, entice, induce or encourage: (i) any employee, contractor or agent of the other Party to terminate his or her employment, contractor or agency relationship with such Party, (ii) any client of the other Party to discontinue using such Party’s services or products, (iii) any client of the other Party to refer prospective clients to one or more competitors of such Party or to discontinue referring prospective clients to such Party, (iv) any employee, client or prospective client of the other Party to breach any agreement with such Party, or (v) any existing or proposed arrangement or other community or institutional affiliation to discontinue the affiliation or relationship with the other Party. For purposes of this Section 13.02 reference to a Party shall include such Party and its Affiliates.
14.Miscellaneous.
14.01    Injunctive Relief. It is understood and agreed that each Party’s remedies at law for a breach of this Agreement will be inadequate and that each Party shall, in the event of any such breach or the threat of such breach, be entitled to equitable relief (including, without limitation, provisional and permanent injunctive relief and specific performance). The Parties shall be entitled to the relief described in this Section 14.01 without the requirement of posting a bond. Nothing stated herein shall limit any other remedies provided under this Agreement or available to the Parties under applicable law.
14.02    Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the receiving Party: (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) following confirmation of receipt, if sent via email, and each Party agrees to promptly confirm receipt during normal business hours of the intended recipient in each case to the address or email address of such Party set forth below (as may be changed by way of notice in accordance with this Section to the other Party) and marked to the attention of the designated individual or to such other individual, address or email address as a Party may designate for itself by notice given in accordance with this Section 14.02:
To Network Affiliate:

Regal Cinemas, Inc.
101 E. Blount Ave.
Knoxville, TN 37920-1605
Telecopier No.: (865) 922-3188
Email: [***]
Attention: Warren Sanger
To Provider:

National CineMedia, LLC
6300 S. Syracuse Way, Suite 300
Centennial, CO 80111
Email: legal@ncm.com
Attention: General Counsel
With a copy to:
National CineMedia, LLC
6300 S. Syracuse Way, Suite 300
Centennial, CO 80111
Email: [***]
Attention: Chief Financial Officer
14.03    Assignment. No Party may assign or transfer this Agreement, or the rights, duties or obligations herein, without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Section 14.03 shall be null and void, ab initio. The direct or indirect merger, or consolidation of Provider, by operation of law or otherwise, following which a cinema exhibitor owns more than 50% of the economic interest of Provider shall be deemed an assignment. For the avoidance of doubt, any adjustments pursuant to the Provider’s Common Unit Adjustment Agreement, dated February 13, 2007, between Provider and the other parties thereto, shall not be deemed an assignment regardless of the economic ownership percentage obtained.
14.04    Assistance. Each Party, upon the request of the other, shall perform any and all further reasonable acts and reasonably execute, acknowledge, and deliver any and all documents which the other Party determines in its sole reasonable judgment may be necessary, appropriate, or desirable to carry out the intent and purposes of this Agreement, including without limitation to document, perfect, or enforce the other Party’s right, title, or interest in and to any of such Party’s property.
14.05    Choice of Law; Choice of Forum. This Agreement, and any dispute arising from this Agreement or the subject matter of this Agreement, shall be governed by the laws of the State of New York, without regard to its conflicts of law principles, and the federal and state courts in the State of New York shall be the exclusive jurisdiction for resolving all disputes relating to this Agreement. The Parties submit to the jurisdiction of such courts over such a dispute and waive any objection to the propriety or convenience of venue in such courts. Each

Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any dispute arising out of or relating to this Agreement. Each Party acknowledges and agrees that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver knowingly and voluntarily, after consulting or having had the opportunity to consult with counsel of their choice, and (c) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.05.
14.06    Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other party or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Provider shall be solely responsible, and Network Affiliate agrees to look solely to Provider, for the satisfaction of Provider’s obligations under this Agreement.
14.07    No Construction; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The terms “include” and “including” shall be deemed to be immediately followed by the phrase “without limitation”; the term “or” shall not be exclusive; unless otherwise specified in a particular case, the word “days” refers to calendar days; references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States; word “will” shall be construed to have the same meaning and effect as the word “shall”; and the terms “herein” and “hereunder” and similar terms shall be interpreted to refer to this entire Agreement.
14.08    Amendment. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written amendment executed by the Parties. No waiver by any Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. All waivers must be in writing by the Parties. No failure of a Party to enforce a provision shall be deemed a waiver of any noncompliance.
14.09    Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the application of such provision to any other persons, entities or circumstances, and to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties.
14.10    Integration. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous oral or written negotiations, offers, representations, warranties and agreements with respect to this subject matter.
14.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been shown to have been executed by each Party and delivered to the other Parties.

14.12    Force Majeure. Any delay in the performance of any duties or obligations of either Party (except the payment of money owed by Provider to Network Affiliate) will not be considered a breach of this Agreement if and to the extent such delay is directly caused by the occurrence, after the Effective Date, of a labor dispute, shortage of materials, pandemic, epidemic, disease outbreak, act of the public enemy, sabotage, war, invasion, insurrection, riot, fire, storm earthquake, flood, hurricane or any other act of God or any other event or cause or causes beyond the control of such Party, including any curtailment, order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities (“Force Majeure Event”), and only during the duration of such event, provided that such Party uses commercially reasonable efforts, under the circumstances, (a) to notify the other Party of the circumstances causing the delay and (b) to resume performance as soon as possible, including through the use of substitute services, alternate sources and workaround plans.
14.13    Export. Both Parties acknowledge that the Confidential Information and Equipment, as applicable, of each Party is subject to the export controls of the United States. Each Party acknowledges that it has no right to, and further agrees that it will not, export or otherwise transfer or permit the transfer of any Software or Confidential Information of the other Party outside the United States. Each Party will defend, indemnify and hold harmless the other Party from and against all fines, penalties, liabilities, damages, costs and expenses incurred by such other Party as a result of any failure to comply with the preceding sentence.
14.14    Independent Contractors. Each Party’s relationship to the other Party is that of an independent contractor, and neither Party is an agent or partner of the other. Neither Network Affiliate nor Provider will represent to any third party that it has, any authority to act on behalf of the other Party.
14.15    Rights of Parties are Cumulative. The rights of the Parties under this Agreement are cumulative, and no exercise or enforcement by either Party of any right or remedy under this Agreement will preclude any other right or remedy available under this Agreement or by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Execution Date.
Regal Cinemas, Inc.
By:
Name:
Title:
National CineMedia, LLC
By:
Name:
Title:

SCHEDULE 1
Equipment

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